Exhibit 99.1

Contacts:       Pat Sheaffer or Ron Wysaske,
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Positive Earnings in First Fiscal Quarter
Net Interest Margin Expands, Remains ‘Well-Capitalized’

Vancouver, WA – July 14, 2009 – Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) today reported that an expanding net interest margin contributed to net income of $343,000, or $0.03 per diluted share, for the first quarter ended June 30, 2009. This compares to a net loss of $720,000, or $0.07 per diluted share, in the previous quarter and net income of $793,000, or $0.07 per diluted share, in the first quarter a year ago.  First quarter fiscal 2010 results include a provision for loan loss of $2.4 million, compared to $5.0 million in the preceding quarter and $2.8 million in the first quarter of fiscal 2009.

“We generated a solid quarterly profit primarily due to an improved net interest margin and our strong core business model,” said Pat Sheaffer, Chairman and CEO. “We have been able to make steady progress in strengthening Riverview, with pre-tax, pre-provision earnings of $2.8 million for the quarter. We also continue to make progress on our strategic goal of increasing total capital by further adding to our already ‘well-capitalized’ position and focusing on increasing our core deposit base. These notable results were generated in spite of an ongoing national recession and regional economic uncertainties.”

First Quarter Fiscal 2010 Highlights (at or for the period ended June 30, 2009)
•	Increased total risk-based capital ratio 45 basis points to 11.91%, remains strongly capitalized.
•	Net income was $343,000, or $0.03 per diluted share.
•	Added $2.4 million to the loan loss provision.
•	Allowance for loan losses increased to 2.28% of total loans.
•	Contributed $420,000 in FDIC special assessment charges.
•	Net interest margin improved to 4.25% for the quarter.
•	Reduced residential construction loans by 22% during the first quarter.
•	Reduced brokered deposits $20 million during the first quarter. Riverview currently has no wholesale-brokered deposits.

Capital and Liquidity

“Growing our capital and liquidity positions remains a top priority for management,” said Sheaffer. “We continued to strengthen our capital levels, increasing total risk-based capital and Tier 1 leverage capital ratios to 11.91% and 9.50%, respectively, compared to 11.46% and 9.50% at March 31, 2009." The progress made at increasing our capital ratios was accomplished primarily through the planned strategic balance sheet restructuring, including the reduction in loan balances, specifically focusing on the residential construction portfolio, along with growth in our residential one-to-four family loans, and modifications made to the Company’s BOLI policies. “We diligently monitor our liquidity position, considering our present and anticipated liquidity needs and available sources of liquidity. In addition to our solid customer deposit base, we have significant liquidity available to us, including over $220 million of borrowing capacity from the Federal Home Loan Bank and the Federal Reserve Bank, $61 million of cash and short-term investments, borrowing lines at correspondent banks and wholesale markets, including brokered deposits,” added Sheaffer.

RVSB First Quarter Fiscal 2010 Results
July 14, 2009

Riverview’s actual and required minimum capital amounts and ratios are presented in the following table:

June 30, 2009	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(To Risk-Weighted Assets)	$ 94,860	11.91%	$ 63,699	8.00%	$ 79,624	10.00%
Tier 1 Capital
(To Risk-Weighted Assets)	84,874	10.66	31,850	4.00	47,774	6.00
Tier 1 Capital
(To Adjusted Tangible Assets)	84,874	9.50	35,750	4.00	44,687	5.00

Credit Quality

“As the housing market in Southwest Washington and Portland remains challenged, we continue to build our allowance for loan losses, with a provision expense of $2.4 million during the first quarter, compared to net charge-offs of $1.5 million,” said Dave Dahlstrom, EVP and Chief Credit Officer. Charge-offs during the first quarter were comprised primarily of three residential construction and land development loans totaling $1.1 million. Net charge-offs were $4.3 million in the previous quarter and $330,000 in the first quarter a year ago.

Non-performing loans (NPLs) increased during the quarter to $41.1 million, representing 5.28% of total loans at June 30, 2009, compared to 3.44% three months earlier. The increase in NPLs was largely attributable to the addition of $15.6 million in residential construction and land development loans to two builders. One of these lending relationships totaling $8.6 million consisted of $2.6 million in residential construction loans and $6.0 million in land development loans. The other lending relationship was a single condominium construction loan totaling $7.0 million. Land acquisition and development loans and speculative construction loans, represent $30.8 million, or 75%, of the total non-performing loan balance at June 30, 2009. All of the loans are to borrowers located in Oregon and Washington, with the exception of one land acquisition and development loan totaling $1.4 million to a long-time Washington-based customer who has property located in Southern California.

The following table shows nonperforming loans in each category:

Non-performing Loans (in thousands)	June 30, 2009	March 31, 2009	June 30, 2008
Commercial	$ 8,337	$ 6,018	$ 1,175
Commercial real estate	-	-	861
Land	11,975	5,815	16,446
Multi-family	275	1,501	1,521
Commercial construction	31	75	-
One-to-four family construction	19,431	12,832	2,337
Real estate one-to-four family	1,008	1,329	520
Consumer	-	-	97
Total non-performing loans	$ 41,057	$ 27,570	$ 22,957

“We continue to devote a considerable amount of resources to monitoring credit quality,” added Dahlstrom. “We have remained persistent in actively managing and acknowledging deterioration in our loan portfolio on a timely basis, and then assisting our customers in navigating through this challenging economy.” At June 30, 2009, the Company performed specific valuation analysis on $37.6 million, or 91%, of its non-performing loans resulting in a specific valuation allowance totaling $4.1 million, or 11% of the non-performing loan balance. As a result of these specific valuation allowances, the allowance for loan losses to non-performing loans decreased to 43.30% at June 30, 2009 compared to 61.57% at March 31, 2009. The low amount of specific allowance required for non-performing loans reflects the Bank’s conservative philosophy and underwriting standards. Most of the Company’s non-performing assets are secured by real estate.  Based on the most current information available to management, including updated appraisals where appropriate,

RVSB First Quarter Fiscal 2010 Results
July 14, 2009

the Company believes the value of the underlying real estate collateral is adequate to minimize significant charge-offs or loss to the Company.

During the first quarter, the Company sold 10 REO properties totaling $2.2 million, and transferred $4.4 million to REO, resulting in total REO of $16.0 million. In addition, the Company has 5 additional properties totaling $2.2 million under contract which are expected to close in the second fiscal quarter. “We have had good success the past quarter selling single-family homes once they have transferred into our REO portfolio,” said Dahlstrom. Included in REO are thirty-six properties limited to twenty lending relationships. These properties consist of seven single-family homes totaling $1.7 million, twenty-two residential building lots totaling $3.0 million, three finished subdivision properties totaling $4.3 million, one land development property totaling $5.0 million and three multi-family property totaling $1.9 million. All properties are located in Oregon and Washington.

Nonperforming assets were 6.20% of total assets at June 30, 2009, compared to 4.57% at the end of the preceding quarter and 2.67% a year ago. The total allowance for loan losses, including a $276,000 allowance for off-balance sheet loan commitments, was $18.1 million at June 30, 2009, equal to 2.32% of total loans compared to 2.15% at March 31, 2009, and 1.73% at June 30, 2008. Loans delinquent 31-89 days totaled $11.9 million, or 1.53% of total loans at June 30, 2009, compared to $15.5 million, or 1.94% of total loans at the end of March 2009, and $4.0 million, or 0.52% of total loans at June 30, 2008.

Balance Sheet Review

Net loans totaled $760 million at June 30, 2009, compared to $784 million at the end of the preceding quarter and $764 million a year ago. The Company continues its strategy of controlling balance sheet growth in order to preserve capital, as well as the targeted reduction of residential construction related sectors within the loan portfolio. As of June 30, 2009, commercial and commercial real estate loans account for 73% of the total loan portfolio and construction loans account for less than 16% of the total loan portfolio.

The Company has remained proactive in reducing its exposure to residential construction loans. Speculative construction loans represent $47.0 million of the residential construction portfolio at June 30, 2009. These loans balances are down 42% from a year ago and 19% from the previous linked quarter. Overall, our total residential construction loans decreased 22% from the prior quarter and 32% from a year ago.

Riverview’s commercial real estate portfolio continues to perform extremely well. As of June 30, 2009, there was only 1 loan in this portfolio that was more than 30 days past due, totaling $253,000. In addition, the company has had no charge-offs in this portfolio in the last two years.

Riverview does not have sub-prime residential real estate loans in its loan portfolio and does not believe that it has any direct exposure to sub-prime lending in its Mortgage Backed Securities portfolio, nor any exposure to Government Sponsored Enterprise (GSE) securities in its investment portfolio.

Total deposits were $649 million at June 30, 2009, compared to $670 million three months earlier, and $629 million at June 30, 2008. The decrease in total deposits from the previous quarter was the result of the $20 million reduction of wholesale-brokered deposits. As of June 30, 2009, the Company had no wholesale-brokered deposits in its deposit mix.

 “We are seeing solid growth in a new customer base as customers shift their deposits away from some of the larger institutions in our markets,” said Ron Wysaske, President and COO. “As a result, core deposits (comprised of checking, savings and money market accounts) currently accounts for 60.9% of total deposits, up from 58.6% at March 31, 2009 and retail certificates of deposits represent 39.1% of total deposits.” At June 30, 2009, customer relationships accounted for 100% of Riverview’s deposits.

RVSB First Quarter Fiscal 2010 Results
July 14, 2009

Operating Results

For the first quarter of fiscal 2010, net interest income increased 3.7% to $8.7 million compared to $8.4 million in the first quarter a year ago. The net interest margin improved to 4.25% compared to 3.98% in the preceding linked quarter and 4.20% in the first quarter a year ago. “A decrease in both the yields on deposits and borrowing costs contributed to our net interest margin expanding 27 basis points compared to the previous quarter and five basis points from the first quarter a year ago,” said Kevin Lycklama, SVP and CFO. “This was despite the reversal of interest on loans placed on non-accrual status during the quarter, which accounted for a 15 basis point decrease in the quarterly net interest margin.”

Non-interest income decreased to $2.1 million for the quarter, compared to $2.2 million in the first fiscal quarter a year ago. The decrease in first quarter non-interest income was largely due to a $258,000 other than temporary impairment charge (OTTI) of an investment security. The investment is a trust preferred pooled security that was previously written down in fiscal year 2009, the amortized cost of the security was $3.7 million at June 30, 2009. This charge was offset by the $401,000 gain on sale of loans held for sale. Fee income from Riverview Asset Management Corp. totaled $509,000 an increase of $71,000 over the prior linked quarter. Mortgage broker loan fees were $322,000 in the first quarter, an increase of $71,000 over the prior linked quarter and $32,000 from the first quarter a year ago.

During the first quarter of fiscal 2010 non-interest expense increased to $8.0 million, compared to $6.7 million in the first quarter of fiscal 2009. FDIC insurance premiums increased $581,000 over the same period in prior year, reflecting the FDIC’s higher assessment rates for 2009 and a $420,000 special assessment charge. The increase was also a result of $609,000 in REO expense as well an increase in professional fees primarily associated with non-performing loans.

Riverview’s efficiency ratio, excluding the effects of the non-cash impairment charge, was 72.35% compared to 63.20% for the same period in prior year. The Company expects its efficiency ratio to remain at higher than normal levels during fiscal year 2010 as a result of the increase in FDIC insurance premiums and REO related expenses. However, management remains focused on managing controllable costs.

Shareholders’ Equity

At June 30, 2009, shareholders’ equity was $89.1 million, compared to $88.7 million three months earlier and $92.0 million a year ago. Book value per share was $8.16 at June 30, 2009, compared to $8.12 in the prior linked quarter and tangible book value per share was $5.73 at quarter-end, compared to $5.69 at March 31, 2009. Tangible shareholder equity was unchanged at 7.0% of tangible assets at June 30, 2009 compared the prior quarter.

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $920 million, it is the parent company of the 86 year-old Riverview Community Bank, as well as Riverview Mortgage and Riverview Asset Management Corp. There are 18 branches, including ten in Clark County, three in Multnomah County and four lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

Financial measures that exclude OTTI charges, taxes and loan loss provisions are non-GAAP measures. To provide investors with a broader understanding of earnings, the Company provided non-GAAP financial measures for total income, non-interest income and the efficiency ratio, along with the GAAP measure of net income (loss), non-interest income and the efficiency ratio, in an effort to isolate the Company’s core business operations and in particular because OTTI charges are not likely to occur in normal operations.  Management believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency, facilitate comparisons to prior periods and competitor’s results and assist in forecasting performance for future periods because they exclude items we believe to be outside the normal operating results.

Statements concerning future performance, developments or events, concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements, which are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives.  These factors include but are not limited to:  RVSB’s ability to acquire shares according to internal repurchase guidelines, regional economic conditions and the company’s ability to efficiently manage expenses.  Additional factors that could cause actual results to differ materially are disclosed in Riverview Bancorp's recent filings with the SEC, including but not limited to Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

RVSB First Quarter Fiscal 2010 Results
July 14, 2009

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets	June 30,	March 31,	June 30,
(In thousands, except share data) (Unaudited)	2009	2009	2008
ASSETS

Cash (including interest-earning accounts of $25,275, $6,405 and	$ 43,868	$ 19,199	$ 28,271
$9,429)
Loans held for sale	180	1,332	-
Investment securities held to maturity, at amortized cost	523	529	536
Investment securities available for sale, at fair value	13,349	8,490	6,876
Mortgage-backed securities held to maturity, at amortized cost	479	570	762
Mortgage-backed securities available for sale, at fair value	3,701	4,066	4,915
Loans receivable (net of allowance for loan losses of $17,776,
$16,974 and $13,107)	760,283	784,117	763,631
Real estate and other pers. property owned	16,012	14,171	639
Prepaid expenses and other assets	2,964	2,518	2,473
Accrued interest receivable	2,966	3,054	3,080
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350
Premises and equipment, net	19,187	19,514	20,698
Deferred income taxes, net	8,116	8,209	4,799
Mortgage servicing rights, net	545	468	282
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	395	425	521
Bank owned life insurance	14,900	14,749	14,322

TOTAL ASSETS	$ 920,390	$ 914,333	$ 884,727

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$ 649,068	$ 670,066	$ 629,407
Accrued expenses and other liabilities	6,315	6,700	7,717
Advance payments by borrowers for taxes and insurance	190	360	128
Federal Home Loan Bank advances	5,000	37,850	129,760
Federal Reserve Bank advances	145,000	85,000	-
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,640	2,649	2,677
Total liabilities	830,894	825,306	792,370

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2009 – 10,923,773 issued and outstanding;	109	109	109
March 31, 2009 - 10,923,773 issued and outstanding;
June 30, 2008 – 10,923,773 issued and outstanding;
Additional paid-in capital	46,872	46,866	46,826
Retained earnings	44,665	44,322	46,703
Unearned shares issued to employee stock ownership trust	(876)	(902)	(980)
Accumulated other comprehensive loss	(1,656)	(1,732)	(618)
Total shareholders’ equity	89,114	88,663	92,040

Noncontrolling interest	382	364	317
Total equity	89,496	89,027	92,357

TOTAL LIABILITIES AND EQUITY	$ 920,390	$ 914,333	$ 884,727

RVSB First Quarter Fiscal 2010 Results
July 14, 2009

RIVERVIEW BANCORP, INC. AND SUBSIDIARY	Three Months Ended
Consolidated Statements of Operations	June 30,	March 31,	June 30,
(In thousands, except share data) (Unaudited)	2009	2009	2008
INTEREST INCOME:
Interest and fees on loans receivable	$ 11,710	$ 12,195	$ 13,324
Interest on investment securities-taxable	98	100	56
Interest on investment securities-non taxable	32	32	32
Interest on mortgage-backed securities	40	44	61
Other interest and dividends	14	12	93
Total interest income	11,894	12,383	13,566

INTEREST EXPENSE:
Interest on deposits	2,694	3,431	4,106
Interest on borrowings	520	665	1,093
Total interest expense	3,214	4,096	5,199
Net interest income	8,680	8,287	8,367
Less provision for loan losses	2,350	5,000	2,750

Net interest income after provision for loan losses	6,330	3,287	5,617

NON-INTEREST INCOME:
Total other-than-temporary impairment losses	(279)	-	-
Portion of losses recognized in other comprehensive loss	21	-	-
Net impairment losses recognized in earnings	(258)	-	-

Fees and service charges	1,244	1,136	1,210
Asset management fees	509	438	624
Gain on sale of loans held for sale	401	493	52
Bank owned life insurance income	151	134	146
Other	56	558	150
Total non-interest income	2,103	2,759	2,182

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,875	3,468	3,884
Occupancy and depreciation	1,233	1,339	1,233
Data processing	240	219	199
Amortization of core deposit intangible	30	32	35
Advertising and marketing expense	159	117	181
FDIC insurance premium	695	359	114
State and local taxes	149	160	175
Telecommunications	116	115	124
Professional fees	304	380	202
Other	1,187	788	520
Total non-interest expense	7,988	6,977	6,667

INCOME (LOSS) BEFORE INCOME TAXES	445	(931)	1,132
PROVISION (CREDIT) FOR INCOME TAXES	102	(211)	339
NET INCOME (LOSS)	$ 343	$ (720)	$ 793

Earnings (loss) per common share:
Basic	$ 0.03	$ (0.07)	$ 0.07
Diluted	$ 0.03	$ (0.07)	0.07
Weighted average number of shares outstanding:
Basic	10,711,313	10,705,155	10,677,999
Diluted	10,711,313	10,705,155	10,698,292

RVSB First Quarter Fiscal 2010 Results
July 14, 2009

(Dollars in thousands)	At or for the three months ended
	June 30, 2009	March 31, 2009	June 30, 2008
AVERAGE BALANCES
Average interest–earning assets	$ 821,429	$ 846,670	$ 800,295
Average interest-bearing liabilities	726,740	741,882	698,571
Net average earning assets	94,689	104,788	101,724
Average loans	791,548	816,355	767,040
Average deposits	645,942	678,989	641,670
Average shareholders' equity	90,481	91,691	95,014
Average tangible shareholders' equity	63,994	65,336	68,606

ASSET QUALITY	June 30, 2009	March 31, 2009	June 30, 2008

Non-performing loans	41,057	27,570	22,957
Non-performing loans to total loans	5.28%	3.44%	2.96%
Real estate/repossessed assets owned	16,012	14,171	639
Non-performing assets	57,069	41,741	23,596
Non-performing assets to total assets	6.20%	4.57%	2.67%
Net loan charge-offs in the quarter	1,548	4,262	330
Net charge-offs in the quarter/average net loans	0.78%	2.12%	0.17%

Allowance for loan losses	17,776	16,974	13,107
Allowance for loan losses and unfunded loan
commitments	18,052	17,270	13,406
Average interest-earning assets to average
interest-bearing liabilities	113.03%	114.85%	114.56%
Allowance for loan losses to
non-performing loans	43.30%	61.57%	57.09%
Allowance for loan losses to total loans	2.28%	2.12%	1.69%
Allowance for loan losses and
unfunded loan commitments to total loans	2.32%	2.15%	1.73%
Shareholders’ equity to assets	9.68%	9.70%	10.40%

LOAN MIX	June 30, 2009	March 31, 2009	June 30, 2008
Commercial and construction
Commercial	$ 127,366	$ 127,150	$ 110,620
Other real estate mortgage	437,590	447,652	438,910
Real estate construction	123,505	139,476	142,206
Total commercial and construction	688,461	714,278	691,736
Consumer
Real estate one-to-four family	86,686	83,762	81,625
Other installment	2,912	3,051	3,377
Total consumer	89,598	86,813	85,002

Total loans	778,059	801,091	776,738

Less:
Allowance for loan losses	17,776	16,974	13,107
Loans receivable, net	$ 760,283	$ 784,117	$ 763,631

RVSB First Quarter Fiscal 2010 Results
July 14, 2009

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOAN TYPES BASED ON LOAN PURPOSE

		Other		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
June 30, 2009	(Dollars in thousands)
Commercial	$ 127,366	$ -	$ -	$ 127,366
Commercial construction	-	-	66,088	66,088
Office buildings	-	88,290	-	88,290
Warehouse/industrial	-	39,966	-	39,966
Retail/shopping centers/strip malls	-	80,652	-	80,652
Assisted living facilities	-	26,658	-	26,658
Single purpose facilities	-	88,326	-	88,326
Land	-	87,808	-	87,808
Multi-family	-	25,890	-	25,890
One-to-four family	-	-	57,417	57,417
Total	$ 127,366	$ 437,590	$ 123,505	$ 688,461

March 31, 2009	(Dollars in thousands)
Commercial	$ 127,150	$ -	$ -	$ 127,150
Commercial construction	-	-	65,459	65,459
Office buildings	-	90,621	-	90,621
Warehouse/industrial	-	40,214	-	40,214
Retail/shopping centers/strip malls	-	81,233	-	81,233
Assisted living facilities	-	26,743	-	26,743
Single purpose facilities	-	88,574	-	88,574
Land	-	91,873	-	91,873
Multi-family	-	28,394	-	28,394
One-to-four family	-	-	74,017	74,017
Total	$ 127,150	$ 447,652	$ 139,476	$ 714,278

(Dollars in thousands)

DEPOSIT MIX	June 30, 2009	March 31, 2009	June 30, 2008

Interest checking	$ 91,097	$ 96,629	$ 94,536
Regular savings	28,660	28,753	26,822
Money market deposit accounts	190,289	178,479	175,364
Non-interest checking	85,261	88,528	77,721
Certificates of deposit	253,761	277,677	254,964
Total deposits	$ 649,068	$ 670,066	$ 629,407

RVSB First Quarter Fiscal 2010 Results
July 14, 2009

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2009	(dollars in thousands)
Non-performing assets

Commercial	$ 50	$ 3,808	$ 4,479	$ -	$ -	$ 8,337
Commercial real estate	-	-	-	-	-	-
Land	-	524	9,946	115	1,390	11,975
Multi-family	-	-	275	-	-	275
Commercial construction	-	-	-	31	-	31
One-to-four family construction	6,983	10,429	1,749	270	-	19,431
Real estate one-to-four family	-	150	787	71	-	1,008
Consumer	-	-	-	-	-	-
Total non-performing loans	7,033	14,911	17,236	487	1,390	41,057

REO	1,885	2,115	6,850	5,162	-	16,012

Total non-performing assets	$ 8,918	$ 17,026	$ 24,086	$ 5,649	$ 1,390	$ 57,069

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2009	(dollars in thousands)
Land and speculative construction loans

Land development loans	$ 6,683	$ 6,875	$ 64,590	$ 3,048	$ 6,612	$ 87,808
Speculative construction loans	13,612	14,085	17,293	2,057	-	47,047

Total land and speculative construction loans	$ 20,295	$ 20,960	$ 81,883	$ 5,105	$ 6,612	$134,855

RVSB First Quarter Fiscal 2010 Results
July 14, 2009

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2009	March 31, 2009	June 30, 2008
	(Dollars in thousands, except share data)
Efficiency ratio (4)	74.08%	63.16%	63.20%
Coverage ratio (6)	108.66%	118.78%	125.50%
Return on average assets (1)	0.15%	-0.32%	0.36%
Return on average shareholders' equity (1)	1.52%	-3.18%	3.35%
Average rate earned on interest-earned assets	5.82%	5.94%	6.81%
Average rate paid on interest-bearing liabilities	1.77%	2.24%	2.99%
Spread (7)	4.05%	3.70%	3.82%
Net interest margin	4.25%	3.98%	4.20%

PER SHARE DATA
Basic earnings per share (2)	$ 0.03	$ (0.07)	$ 0.07
Diluted earnings per share (3)	0.03	(0.07)	0.07
Book value per share (5)	8.16	8.12	8.43
Tangible book value per share (5)	5.73	5.69	6.01
Market price per share:
High for the period	$ 3.90	$ 4.35	$ 9.79
Low for the period	2.63	1.60	7.42
Close for period end	3.02	3.87	7.42
Cash dividends declared per share	-	-	0.09

Average number of shares outstanding:
Basic (2)	10,711,313	10,705,155	10,677,999
Diluted (3)	10,711,313	10,705,155	10,698,292

(1)	Amounts are annualized.
(2)	Amounts calculated exclude ESOP shares not committed to be released.
(3)	Amounts calculated exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.

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